Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TigerLogic Corporation:

We consent to the use of our report dated June 22, 2010, with respect to the consolidated balance sheets of TigerLogic Corporation and subsidiaries as of March 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive loss for each of the years in the three-year period ended March 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Mountain View, California

June 22, 2010